FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com
Press Release

PHOTRONICS PURCHASES U.S. NANOFAB BUILDING
FROM MICRON TECHNOLOGY, INC.

     BROOKFIELD, Connecticut March 6, 2012 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today that it paid approximately $35 million to Micron Technology, Inc. (“Micron”) in connection with the purchase of its U.S. nanoFab building in Boise, ID that it previously leased from the building’s owner Micron. In connection therewith, the Company also amended its credit facility adding a 5-year term loan for $25 million and reducing interest rates by 25 basis points on borrowings as defined in the credit facility.

     As a result of the purchase, Photronics’ operating lease with Micron for the nanoFab facility has been cancelled. This reduced the Company’s related outstanding operating lease commitments by a total of $15 million for fiscal years 2013 and 2014. Accordingly, as a result of this transaction, beginning in fiscal year 2013, the Company’s net cash flow will improve by approximately $5 million annually and its expenses will be reduced by approximately $5 million annually.

     Chief Financial Officer Sean T. Smith, Photronics commented, “The acquisition of this state-of-the-art facility is another step forward in our ongoing work to improve cash flow and reduce expenses.”

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.